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                         LICENSE AND OPTION AGREEMENT


         This License and Option Agreement is by and between ANTI-GENE DEVELOPMENT GROUP, an Oregon limited partnership ("AGD") and ANTIVIRALS Inc., an Oregon corporation ("AVI").

                                   RECITALS

    A. AGD and AVI are parties to a Technology Transfer Agreement (the "Transfer Agreement") under which AGD has conveyed to AVI certain Technology, as more fully described in the Transfer Agreement.

    B. Each party wishes to grant to the other certain rights with respect to the Technology and Improvements thereto.

                                   AGREEMENT

         In consideration of the above and of the promises and covenants contained herein, the parties agree as follows:

    1.   DEFINITIONS.

         1.1 Unless otherwise set forth in this Agreement, the terms used in this Agreement shall have the meanings given to them in the Transfer Agreement.

         1.2 "AGD Affiliate" shall mean AGD Licensees, other than AVI, and any entity other than AVI that controls, is controlled by or is under common control with AGD.

         1.3 "AGD Improvements n shall mean Improvements developed by AGD after the effective date of this Agreement but before January 1, 2000, and which AGD has the right to sublicense to AVI.

         1.4 "AGD Licensee" shall mean any person, corporation or other entity, other than AVI, that obtains a right granted by AGD or an AGD Affiliate to: (a) make a Proposed Product or Related Product; (b) make a Proposed Product or Related Product and use that Proposed Product or Related Product; (c) make a Proposed Product or Related Product and sell that Proposed Product or Related Product; (d) have a Proposed Product or Related Product made on behalf of said entity and use that Proposed Product or Related Product; (e) have a Proposed Product or Related Product made on behalf of said entity and sell that Proposed Product or Related Product; or, (f) use a method claimed in a patent covering an AVI Improvement.

         1.5 "AVI Affiliate" shall have the meaning given to Buyer Affiliate" in the Transfer Agreement.

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         1.6   "AVI Improvements" shall mean Improvements developed by AVI after the effective date of this Agreement but before January 1, 2000, and which AVI has the right to license to AGD.

         1.7 "Improvements" shall mean documented improvements to the Technology comprising inventions, discoveries, trade secrets, formulas, techniques, processes, and know-how, whether or not patented and whether or not reduced to practice, which are derived from, incorporate, or are based upon, are adducts to, or which relate to making or using the Technology.

         1.8 "Licensed Product" shall mean any product with respect to which AVI obtains a license under Section 5 of this Agreement.

         1.9 "Polymer" shall mean a single molecular specie of nucleic acid binding polymer incorporating one or more aspects of the Technology and/or Improvements.

         1.10  "Proposed Product" shall have the meaning set forth in
Section 3.1.

         1.11 "Related Product" shall mean, with respect to any Proposed Product, all related products which have the same or similar structural type and adducts which achieve substantially the same biological effect and which are targeted against the same pathogen specie or cellular gene as the Proposed Product.

    2.   RESEARCH AND DEVELOPMENT LICENSE TO AGDG.

         2.1 Subject to the terms of this Agreement, AVI hereby grants to AGD a nonexclusive, royalty free license, with the right to sublicense: (a) to use the Technology and AVI Improvements and to make, have made, and use any Products incorporating the Technology and AVI Improvements internally for research and development; and (b) to make, have made, use and sell Polymers in an amount of no more than ten (10) grams per month of each single Polymer; and
(c) to make, have made, and use subunits and adducts in amounts not to exceed that required for assembly of said Polymers.

         2.2 AGD may not disclose the Technology or any AVI Improvements that are not in the public domain unless: (a) the disclosed or transferee has entered into a written agreement acceptable to AVI under which the disclosed or transferee agrees to restrictions on disclosure, use, and transfer of the Technology or AVI Improvements, and (b) AVI has consented in writing to the disclosure, use and transfer, which consent shall not be unreasonably withheld; provided that AGD's obligation under this Section 2.2 shall not apply to Technology or Improvements to which AGD obtains a license pursuant to Section 3 or Section 6 or to which AGD obtains ownership pursuant to section 4.8 of the Transfer Agreement.

         2.3 AVI shall not enter into any agreement restricting its right to license AVI Improvements solely for the purpose of denying a license to such AVI Improvements to AGD.

    3.   OPTION.

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         3.1   If AGD develops or obtains-a specific prototype product
which AVI has the right to make, use and sell and which incorporates one or more aspects of the Technology or Improvements and demonstrates at the biophysical level that said prototype product affords binding properties for its selected genetic target, AGD shall provide written notice (the "Notice") to AVI describing the product (the "Proposed Product") and shall provide AVI with such existing information and materials as AVI may reasonably request to enable AVI to evaluate the Proposed Product.

         3.2 Within thirty (30) days after the date of the Notice required under Section 3.1, AVI shall notify AGD: (a) that AVI intends to begin optimization and commercialization of the Proposed Product; or (b) that AVI elects not to commercialize the Proposed Product. If AVI elects not to commercialize the Proposed Product, AVI shall grant AGD an exclusive, perpetual license, with the right to sublicense, to make, have made, use, sell, and otherwise distribute the Proposed Product and any Related Products and to make, have made, and use subunits and adducts in amounts not to exceed that required for assembly of the Proposed Product and any Related Products.

         3.3 If AVI elects to begin optimization and commercialization of the Proposed Product, AVI shall take such steps as AVI, in its sole discretion, considers appropriate with respect to the Proposed Product: provided, however that AGD shall have the right, upon written notice to AVI, to obtain the license described in Section 3.2 if neither AVI nor any AVI Affiliate achieves the milestones set forth below by the dates indicated:

               (a) Commencement of cell culture studies on the Proposed
Product: Nine (9) months from the date of AGD's Notice under Section 3.1.

               (b) Commencement of pharmacokinetics and toxicology studies of the Proposed Product: Twenty-four (24) months from the date of AGD is Notice under Section 3.1.

               (c) Commencement of clinical trials of the Proposed Product or an optimized version thereof: thirty-six (36) months from the date of AGD's Notice under Section 3.1.

         3.4 For purposes of Section 3.3, a milestone shall be met for a Proposed Product if the milestone occurs with respect to an optimized version of the Proposed Product which has the same or similar structural type and adducts which achieve substantially the same biological effect and which is targeted against the same pathogen specie or cellular gene.

         3.5 Notwithstanding anything in this Section 3 to the contrary, AGD shall not have any rights under this Section 3 with respect to any Proposed Product as to which AVI or any AVI Affiliate has commenced large scale production prior to the date of AGD's Notice for so long as such large scale production continues. For purposes of this Section 3.5, Proposed Product includes Related Products and "large scale production" shall mean production of more than ten (10) grams each month.

    4.   ROYALTIES.

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         4.1   For any license granted by AVI to AGD pursuant to Section 3 of this Agreement which covers a Proposed Product or Related Product that does not incorporate a patented AVI Improvement, the license shall be royalty free.

         4.2 For any license granted by AVI to AGD pursuant to Section 3 of this Agreement which covers a Proposed Product or Related Product that incorporates a patented AVI Improvement, AGD shall pay AVI as a royalty a percentage of the total Sales of each Proposed Product by AGD and any AGD Affiliate, which percentages shall be equal to the applicable percentages AVI is required to pay AGD as Purchase Price payments pursuant to the Transfer Agreement; provided, however, that AGD's obligation to pay royalties under this section shall be limited to Proposed Products and Related Products, the sale of which would infringe a patent owned by AVI in the absence of this Agreement.
For purposes of this section 4 2, "Sales" shall mean the total worldwide sales of Proposed Products and Related Products by AGD and AGD Affiliates, subject to the terms applicable to Sales by AVI under the Transfer Agreement.

         4.3 AGD's obligation to pay royalties pursuant to this Section 4 shall be subject to all of the terms applicable to AVI's obligation to make Purchase Price payments set forth in Sections 4.3, 4.4, 4.5, 4.6, and 4.8 of the Transfer Agreement.

    5.   LICENSE TO AVI OF AGD IMPROVEMENTS.

         5.1 Subject to the terms of this Agreement, AGD hereby grants to AVI a non-exclusive license, with the right to sublicense, to make, have made, use, and sell products incorporating AGD Improvements (a "Licensed Product").

         5.2   AVI shall pay AGD as a royalty a percentage of the total
Sales of each Licensed Product AVI or any AVI Affiliate sells, which percentages shall be equal to the applicable percentages AVI is required to pay AGD as Purchase Price payments pursuant to the Transfer Agreement; provided, however, that AVI's obligation to pay royalties under this section shall be limited to Licensed Products the sale of which would infringe a patent owned by AGD in the absence of this Agreement; and provided further that AVI shall have no obligation under this Section 5.2 with respect to Licensed Products covered by one or more unexpired Patents owned by AVI. AVI's obligation with respect to Licensed Products covered by one or more unexpired Patents owned by AVI shall be limited to AVI's obligation to make Purchase Price payments pursuant to the Transfer Agreement.

         5.3 AVI's obligation to pay royalties pursuant to this Section 5 shall be subject to all of the terms of AVI's obligation to make Purchase Price payments set forth in Sections 4.3, 4.4, 4.5, 4.6 and 4.8 of the Transfer Agreement; provided that the parties intend the exemption granted under
Section 4.6 for the first two hundred million dollars ($200,000,000) in AVI and AVI Affiliate Sales to apply only once, so that Sales of Licensed Products under this Section 5 shall no longer be exempt once AVI and AVI Affiliates achieve the first two hundred million dollars in worldwide Sales of Products and Licensed Products.

         5.4 AVI will maintain the confidentiality of all information about AGD Improvements that is not in the public domain unless: (a) the disclosed has entered into a written agreement acceptable to AGD under which the disclosed agrees to restrictions on disclosure, use,

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and transfer of the AGD Improvements, and (b) AGD has consented in writing to the disclosure or transfer, which consent shall not unreasonably be withheld.

    6.   OBLIGATION TO EXPLOIT.

         If after January 1, 1994, AVI and AVI Affiliates together effectively cease development of Products based on the Technology, as evidenced by AVI, AVI Affiliates, and/or their successors and assigns in the aggregate having for a period of more than 180 consecutive days less than the equivalent of ten (10) full time employees devoted to development, testing, commercialization, production and/or sales of one or more products based on the Technology, then, upon request by AGD, AVI will grant to AGD an exclusive royalty-free license, with right to sublicense, to make, have made, use, sell, or otherwise distribute the Products, to practice the Technology, and to use the Trademarks.

    7.   DISCLAIMER OF WARRANTY.

         Neither party makes any warranty whatsoever with respect to Technology;and Improvements licensed pursuant to this Agreement or any Products, Licensed Products, Proposed Products or Related Products. Each party's rights under this Agreement are limited to whatever rights that party has in the Technology and Improvements transferred.

    8.   FURTHER ASSISTANCE.

         Each party shall take such actions and execute and deliver such other documents as, in the reasonable opinion of counsel for the other party, may be necessary to evidence the rights and interests of the requesting party hereunder.

    9.   OTHER PROVISIONS.

         The provisions set forth in Section 14 of the Transfer Agreement are applicable to this Agreement and are incorporated herein by reference.

         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement effective as of __________________, 1993.

                                       ANTIVIRALS INC.


                                       By: -----------------------------------
                                             Denis Burger, Ph.D, President

                                       ANTI-GENE DEVELOPMENT GROUP


                                       By: -----------------------------------
                                             James E. Summerton, Ph.D,
                                             General Partner

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